Exhibit 99.1

XPO Logistics Announces Board of Directors Appointments
Names AnnaMaria DeSalva Vice Chairman, Adds Marlene Colucci
as Independent Director

GREENWICH, Conn. — February 11, 2019 — XPO Logistics, Inc. (NYSE: XPO) today announced two appointments that expand its board of directors. The company has named AnnaMaria DeSalva, current independent director and chairman of the nominating and governance committee, to the newly created position of vice chairman of the board. Additionally, the company has appointed Marlene Colucci as a new independent director. XPO’s board now consists of eight directors, seven of whom are independent, including three women.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our board composition underscores the importance we place on diversity, the workplace environment and corporate social responsibility as central to our long-term success. AnnaMaria has an exemplary track record in corporate affairs for some of world’s most prominent companies. Marlene brings a new perspective to our governance structure based on her decades of experience with public policy development.”

AnnaMaria DeSalva

As vice chairman of XPO’s board of directors, DeSalva will provide support on key governance matters and shareholder engagement to the chairman, lead independent director and the board, and will continue to lead the nominating and governance committee. She joined the XPO board in September 2017. Additionally, DeSalva is a member of the Board of Governors of Argonne National Laboratory of the U.S. Department of Energy and serves on its compensation and nominating committees.

DeSalva is an independent advisor currently supporting the chief executive officer of DowDuPont, following her role as chief communications officer of DuPont. While at DuPont, she led the company’s corporate affairs strategy through a multi-year transformation, including DuPont’s merger with Dow.

Prior to DuPont, DeSalva served as vice president of corporate affairs with Pfizer, with a focus on innovation. Earlier, she led the worldwide healthcare practice of Hill & Knowlton and was appointed to advise the U.S. Food and Drug Administration on critical public communications. At Bristol-Myers Squibb, DeSalva led global public affairs in oncology before becoming director of the Bristol-Myers Squibb Foundation, where she led programs related to women and international health.

Marlene Colucci

Colucci has served as the executive director of The Business Council in Washington, D.C. since 2013. She previously was executive vice president of public policy for the American Hotel & Lodging Association for eight years, where she provided guidance on regulatory matters. From 2003 to 2005, she served in the White House as special assistant to President George W. Bush in the Office of Domestic Policy. In this role, she developed labor, transportation and postal reform policies and advised the president and his staff on related matters.

Earlier, Colucci served as deputy assistant secretary with the U.S. Department of Labor’s Office of Congressional and Intergovernmental Affairs. Her law career includes more than 12 years with the firm of Akin Gump Strauss Hauer & Feld LLP, where she served as senior counsel. She holds a juris doctor degree from the Georgetown University Law Center.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,529 locations and more than 98,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Investor Contact
XPO Logistics, Inc.
Tavio Headley, +1-203-930-1602
tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.
Erin Kurtz, +1-203-489-1586
erin.kurtz@xpo.com